Exhibit (d)(iii)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 30th day of June, 2023, by and between, Charles Schwab Investment Management, Inc. (“CSIM”), and J.P. Morgan Investment Management Inc. (“Sub-Adviser”).

WHEREAS, Laudus Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”), consisting of several series, each having its own investment objective and policies; and

WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and

WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to a portion of each series of the Company identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”) that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1.             APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2.             DUTIES OF SUB-ADVISER.

(a)             Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use the same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services with the format and frequency of such records and reports being provided as agreed upon between Fund Parties and Sub-Adviser.

(b)             Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines, and Sub-Adviser shall have no duty to vote any proxies associated with securities comprising the Managed Assets. To the extent Sub-Adviser is instructed by CSIM to vote proxies on behalf of the securities comprising the Managed Assets, Sub-Adviser shall vote such proxies in compliance with Sub-Adviser’s proxy voting policies and procedures.

(c)             Sub-Adviser will provide assistance to Company, Charles Schwab & Co., Inc. (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation:

(i) review of information related to Sub-Adviser included in offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission (“SEC”) and web and other medium based marketing and advertising.

(d)             The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping or accounting services to the Company. CSIM hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Sub-Adviser and CSIM agree that, upon the request of Company or CSIM, Sub-Adviser shall reasonably assist CSIM in obtaining prices for portfolio securities and, to the extent it may lawfully do so, provide CSIM with reasonable information, data or analyses in its possession. CSIM acknowledges that any such information, data or analyses may be proprietary to Sub-Adviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

(e)             Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such applicable policies as Fund Parties may from time to time establish, including but not limited to, any guidelines that have been provided by Fund Parties to Sub-Adviser from time to time; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) Company’s Declaration of Trust and By-Laws; (iv) the 1940 Act; (v) the Investment Advisers Act of 1940, as amended (“Advisers Act”); (vi) any exemptive or other relief granted by the SEC to the Company or available to the Company, to the extent Sub-Adviser is notified of such exemptions; (vii) the Internal Revenue Code of 1986, as amended (“Code”); (viii) the Commodities and Exchange Act (“CEA”); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

(f)             Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund.

3.             DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser's performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, and the current Prospectus and SAI, reports to shareholders, financial statements, and any amendments or supplements to any of the foregoing and such other information with regard to the affairs of the Fund as the Sub-Adviser may reasonably request. For avoidance of doubt, Sub-Adviser shall not be liable for complying with any such documents, or updates thereto, if such documents are not delivered to Sub-Adviser by the Company or CSIM. CSIM will also be responsible for providing Sub-Adviser with a list of affiliates and any updates thereto as such list may be amended from time to time.

4.             CUSTODY. Company will designate one or more custodians to hold the Managed Assets (“Custodian”) in the name of each Fund. Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In the event that any cash or securities of a Fund are delivered to Sub-Adviser, Sub-Adviser will promptly deliver the same to the Custodian for the benefit of and in the name of Fund. CSIM shall have full responsibility for the payment of all taxes due on capital or income held or collected for a Fund and the filing of any returns in connection therewith or otherwise required by law. The Company and CSIM shall direct the Fund’s Custodian to comply with all investment instructions given by Sub-Adviser with respect to the Managed Assets. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant via swift messaging or any other method as agreed upon by CSIM and Sub-Adviser of all orders to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date. The Company and CSIM shall provide Sub-Adviser with reasonable advance notice of any subsequent changes in the Custodian and the Fund Accountant.

5.             PORTFOLIO TRANSACTIONS.

(a)             The Sub-Adviser is responsible for decisions to buy or sell securities and other investments for the Managed Assets of each Fund, the selection of broker-dealers to execute portfolio transactions, and the negotiation of brokerage commission rates. As a general matter, in executing portfolio transactions, the Sub-Adviser may employ or deal with such broker-dealers as may, in the Sub-Adviser’s best judgment, provide prompt and reliable execution of the transactions at favorable prices and reasonable commission rates, so long as such execution is consistent with the policy with respect to brokerage set forth in the Prospectus and SAI, and in conformity with the federal securities laws.

(b)             In selecting such broker-dealers, the Sub-Adviser shall consider all relevant factors including price (including the applicable brokerage commission, dealer spread or rate), the size of the order, the nature of the market for the security or other investment, the timing of the transdoherty, the reputation, experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, the execution capabilities and operational facilities of the firm involved, and, in the case of securities, the firm’s risk in positioning a block of securities.

(c)             Consistent with any policies established by Fund Parties and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended).

(d)             In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of either Company, Distributor, CSIM, or Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-Adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM. For avoidance of doubt, it is understood that CSIM will provide Sub-Adviser with a list of the Related Parties and any such amendments.

(e)             Consistent with applicable laws and the Sub-Adviser’s aggregation and allocation policy, Sub-Adviser may aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser or its affiliated persons, if, in Sub-Adviser's reasonable judgment, such aggregation will result in an overall benefit to the Fund, taking into consideration the transaction price, brokerage commission and other expenses. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser determines to be equitable and consistent with its and its affiliates’ fiduciary obligations to the Fund and to such other accounts. CSIM hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

6.             COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in

Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7.             REPORTS.

(a)            Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets containing such information as agreed to between CSIM and Sub-Adviser. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser makes available to its other institutional clients.

(b)            Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

(c)            Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will promptly notify Fund Parties of any intended change in control of Sub-Adviser and will communicate any intended change in portfolio or senior management directly affecting the services being provided to each Fund under this Agreement, as far in advance of such change as possible.

(d)            Sub-Adviser will make its officers and employees available to meet with Fund Parties in person or via any other approved method of communication at such times and places as Fund Parties may reasonably request and as agreed upon between CSIM and Sub-Adviser, including at quarterly and special meetings of the Trustees.

8.             STATUS OF SUB-ADVISER AND CSIM. (a) Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized, has no authority to act for or represent Company in any way or otherwise act as agent of Company.

(b)            CSIM is and will continue to be registered under the Advisers Act. To the extent CSIM becomes aware of any plan to discontinue registration, CSIM will notify Sub-Adviser immediately.

9.             CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations. Sub-Adviser will provide reports to Fund Parties regarding the code of ethics containing such information as agreed to between CSIM and Sub-Adviser, including, upon Fund Parties’ request, any information required by applicable law, regulatory or judicial or administrative organization or otherwise by applicable law, rule, regulation or consent order.

10.           CERTAIN RECORDS.

(a)            Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information as Fund Parties may reasonably request and as agreed upon by CSIM and Sub-Adviser, including any information requested by

Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

(b)            Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser's Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

11.           LIMITATION OF LIABILITY. (a)  Sub-Adviser will not be liable to the Fund, the Company or CSIM for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for any claims, liabilities, damages, costs or losses, including reasonable attorney’s fees and expenses, (collectively “Claims”) directly resulting from: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s material breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty on behalf of Sub-Adviser that may not by law be waived or limited.

(b) The Sub-Adviser does not guarantee the future performance of the Fund or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Fund. CSIM understands that investment decisions made for the Managed Assets of a Fund by the Sub-Adviser are subject to various market, currency, economic, political, business and structural risks, and that those investment decisions may not always be profitable.

(c) CSIM, the Company and the Fund will not be liable to Sub-Adviser its affiliates, and their respective employees, officers and directors (collectively, Sub-Adviser Affiliates) for any error of judgment or mistake of law or for any loss suffered by Sub-Adviser or any Sub-Adviser Affiliate in connection with the matters to which this Agreement relates, except for any Claims directly resulting from: (a) CSIM’s, the Company’s or the Fund’s, negligence, bad faith or willful misfeasance; or (b) CSIM’s, the Company’s or the Fund’s material breach of this Agreement. Nothing in this Section 11 will be deemed a waiver or limitation of any obligation or duty on behalf of CSIM, the Company or the Fund that may not by law be waived or limited.

12.           INDEMNIFICATION.

(a)            Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors (collectively, “Fund Party Affiliate”) from and against any Claims arising out of this Agreement to the extent such claims directly result from: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s material breach of this Agreement. For avoidance of doubt, Sub-Adviser shall not be liable to the extent that the claim against, or the loss, liability or damage experienced by any Fund Party Affiliate, is caused by or is otherwise directly related to CSIM’s or Fund Parties’ own negligence, bad faith or willful misfeasance, or to its material breach of its duties under this Agreement.

(b)            CSIM will indemnify and hold harmless Sub-Adviser and Sub-Adviser Affiliates from and against any Claims arising out of this Agreement, to the extent such claims arise out of: (i) CSIM’s or any Fund

Party Affiliate’s negligence, bad faith or willful misfeasance; or (ii) CSIM’s or any Fund Party Affiliate’s material breach of this Agreement.

(c)             Notwithstanding anything in the Agreement to the contrary: (i) under no circumstances shall CSIM, the Company, the Sub-Adviser or any of their affiliates be liable hereunder for any special, consequential, indirect, incidental, exemplary or punitive damages; nor (ii) shall the Sub-Adviser be liable to any Fund Party Affiliate in respect of the default, fraud, act or omission, negligence or willful misconduct of any other sub-adviser to the Fund or any market counterparty through or with whom transactions are effected for the Fund.

13.           CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement (“Confidentiality Agreement”) previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for ten years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Schwab Customer Information (as that term is defined in the Confidentiality Agreement) which will be held by Sub-Adviser in strict confidence in perpetuity and which will be used by Sub-Adviser only to perform the Services and for no other purpose. In addition, Sub-Adviser will not use any information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute other securities transaction except for the respective Fund. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control. For avoidance of doubt, CSIM acknowledges that the Sub-Adviser or its affiliates may manage accounts and give similar advice to other clients (including funds sponsored by Sub-Adviser) utilizing the same or similar investment strategy as the Funds and that those other client accounts may invest in all or some of the same securities purchased or sold for each Fund.

Notwithstanding the provisions contained in the Confidentiality Agreement, the parties agree that, the Sub-Adviser may disclose the total return earned by the portion of the Fund managed by Sub-Adviser and may include such total return in the calculation of composite performance information.

14.           PUBLICITY.

(a)             During and after the term of this Agreement, Sub-Adviser will not make any media release or other public announcement relating to this Agreement without Schwab Parties’ prior written consent. Except as otherwise provided in this Section 14, Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media. Notwithstanding the above, for so long as the Sub-Adviser serves as subadviser to a Fund, Sub-Adviser may make reference to each Fund in any required filings with the SEC, or after the Sub-Adviser ceases to serve as subadviser, if such reference is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Company’s, each Fund’s or CSIM’s prior consent.

(b)             None of the Company, the Fund or CSIM or any affiliate or agent thereof shall make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Sub-Adviser, prior to first use, which approval shall not be unreasonably withheld. Additionally, if substantive changes are made to such materials thereafter, CSIM shall furnish to the Sub-Adviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Agreement, none of the Company, the Funds or CSIM or any affiliate or agent thereof shall make reference to or use the name or logo of the Sub-Adviser or any of its affiliates in any advertising or promotional materials. Notwithstanding the above, for so long as the Sub-Adviser serves as subadviser to a Fund, the Company, each Fund and CSIM may use the name “J.P. Morgan Investment Management Inc.” or “JPMorgan” in the Registration Statement, shareholder reports, and other filings with the SEC, or after the Sub-Adviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Sub-Adviser’s prior consent.

15.           DURATION AND TERMINATION.

(a)             This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if governed by exemptive relief from the SEC permitting CSIM to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(b)             This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties by: (i) vote of a majority of the Trustees; (ii) vote of a majority of the outstanding voting securities of a Fund on not more than 60 days’ written notice to the Sub-Adviser; or (iii) CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used herein, “with cause” means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser’s ability to perform the Services.

(c)             This Agreement may not be terminated by the Sub-Adviser prior to July1, 2025, except that this Agreement may be terminated by Sub-Adviser immediately upon written notice to CSIM, if, in Sub-Adviser’s sole discretion such termination is required by applicable law, regulatory or judicial or administrative organization or otherwise by applicable law, rule, regulation or consent order. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM. In addition, this Agreement may be terminated at any time, with cause, by Sub-Adviser immediately, without payment of any penalty by Sub-Adviser, upon written notice to CSIM. As used herein, “with cause” means: (i) any material breach of the Agreement by CSIM; and (ii) any federal or state regulatory violation by or CSIM that impairs its ability to perform under this Agreement.

(d)             This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement.

(e)             Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 15, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

16.           Delegation to Third Parties. Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement; provided that, such affiliate or third party is subject to substantially similar confidentiality provisions as the Sub-Adviser is under this Agreement. Notwithstanding any other provision of the Agreement, Sub-Adviser may provide information about each Fund to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.

17.           NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

CSIM:                      Charles Schwab Investment Management, Inc.

211 Main Street

San Francisco, CA 94105

Attention: Chief Executive Officer

Telephone: (415) 667-7718

Sub-Adviser:          J.P. Morgan Investment Management Inc.

277 Park Avenue, New York, NY 10172

Attention: Janet Kombel

Telephone: (212) 622-5929

18.           NONCOMPETE PROVISIONS. [Reserved]

19.           SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

20.           GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of New York. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

21.           MISCELLANEOUS.

(a)             This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

(b)             This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

(c)             Except as set forth in Section 15, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

(d)             Company refers to Laudus Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust amended and restated September 28, 2007. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

(e)             As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

(f)             Each party agrees to perform such further acts and execute and/or deliver such further documents as are necessary to effectuate the purposes of this Agreement.

(g)             Sections 11, 12, 13, 15(e), 17, 19, 20 and 21 shall survive the termination of this Agreement for any cause whatsoever.

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Charles Schwab Investment Management, Inc.

By:	/s/ Omar Aguilar
Name: Omar Aguilar
Title: Chief Executive Officer

J.P. Morgan Investment Management Inc.

By:	/s/ Janet Kombel
Name: Janet Kombel
Title: Vice President

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

FUND(S)

Schwab Select Large Cap Growth Fund

Effective Date of this Schedule A: June 30, 2023

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

FEES

SCHEDULE C

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

J.P. MORGAN INVESTMENT MANAGEMENT INC.

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT is attached hereto.

Effective Date of this Schedule C: June 30, 2023

Mutual Confidentiality and Non-Disclosure Agreement

This Agreement is made effective as of this 19th day of April, 2023 (the “Effective Date”) by and between J.P. Morgan Investment Management Inc., a Delaware corporation (“Company”), and Charles Schwab Investment Management, Inc., its parent and their respective affiliates, joint venturers, and subsidiaries, a Delaware corporation (“Schwab”).

Recitals

WHEREAS, Company and Schwab are considering entering into a business arrangement (“Business Arrangement”), with respect to certain series of Laudus Trust (each a “Fund”); and

WHEREAS, Company and Schwab each desires to review and discuss certain proprietary and confidential information of the other party in connection with their analysis of the proposed business arrangement (the “Analysis”); and

WHEREAS, Company and Schwab each desires that all of its confidential and proprietary information revealed to the other party be subject to the confidentiality and non-disclosure restrictions imposed by this Agreement.

Agreement

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties, intending to be legally bound, agree as follows:

1.     Definition of Confidential Information. The term “Confidential Information” means any nonpublic information that either party discloses, whether in writing, electronically or orally, to the other party, whether in tangible or intangible form. By way of example and not limitation, Confidential Information includes: (i) any information concerning a party’s, its agents’ or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning a party’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, and unpublished financial information, including information concerning revenues, profits and profit margins. Company will not use any Confidential Information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. Additionally, Schwab will not use any Confidential Information pertaining to Company’s investment process, investments, portfolio composition, investment performance, investment policy and guidelines; or copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing prior to Schwab and the Company entering into the Business Arrangement. Each party agrees that the other party will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends.

2.     Restrictions on Use. The party providing Confidential Information in each case shall be called the “Disclosing Party” and the party receiving the Confidential Information shall be called the “Receiving Party”. The Receiving Party shall not use, without the prior written consent of the Disclosing Party, any portion of the Disclosing Party’s Confidential Information for any purpose other than the Analysis. Each party agrees that:

(a)	it will hold the Confidential Information of the other party in the strictest confidence;

(b)	it will exercise no less care with respect to the other party’s Confidential Information than the level of care exercised with respect to its own Confidential Information;

(c)	it will not, without the other party’s prior written consent, copy or disclose to any third party any portion thereof;

(d)	it will notify immediately the other party of any unauthorized disclosure or use, and will cooperate with the other to protect all proprietary rights in and ownership of its Confidential Information; and

Confidentiality Agreement	1	Schwab Confidential

(e)	it will restrict dissemination of the Confidential Information of the other party to only those persons within or related to its organization who are directly involved in the Analysis, and who are bound by terms substantially similar to the terms set forth herein.

3.     Exceptions. The foregoing shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction or dissemination of the Disclosing Party’s Confidential Information which:

(a)	is or becomes public domain information or material through no fault or breach on the part of the Receiving Party;

(b)	as demonstrated by the written records of the Receiving Party, was already lawfully known (without restriction on disclosure) to the Receiving Party prior to the information being disclosed to the Receiving Party by the Disclosing Party or any representative of the Disclosing Party;

(c)	has been or is hereafter rightfully furnished to the Receiving Party without restriction on disclosure by a third person lawfully in possession thereof;

(d)	has been independently developed, by or for the Receiving Party, without reference to the Confidential Information of the Disclosing Party; or

(e)	is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that, to the extent permitted by law, the Receiving Party notifies the Disclosing Party so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information so disclosed.

It shall be presumed that any Confidential Information in the possession of the Receiving Party that has been disclosed to it by the Disclosing Party or any representative of the Disclosing Party is not within any of the exceptions above, and the burden is on the Receiving Party to prove otherwise by records and documentation.

4.    No License or Grant of Rights. This Agreement shall not be construed as granting or conferring any patent rights, copyrights, trade secrets or licenses, expressed or implied to either party by license or otherwise, expressly or implicitly, to Confidential Information, or any invention, discovery or improvement made, conceived or acquired prior to or after the Effective Date.

5.    Termination. Each party agrees that, upon termination of the Analysis, or at any time upon the request of the other party to this Agreement, it will promptly:

(a)	return or destroy, at the option of the requesting party, all originals and copies of all documents and materials it has received from the requesting party containing Confidential Information;

(b)	deliver or destroy, at the option of the requesting party, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by it or prepared under its direction or at its request from the documents and materials referred to in subparagraph (a); and

(c)	provide a written statement to the requesting party certifying that all documents and materials referred to in subparagraphs (a) and (b) have been delivered to the requesting party or destroyed, as requested by the requesting party.

Notwithstanding the foregoing, (i) Receiving Party may retain copies of Confidential Information to the extent required to do so by applicable law, regulation or its bona fide document retention policies, and (ii) Receiving Party shall not be required to delete electronically-stored Confidential information to the extent such deletion would be technologically impracticable or inconsistent with its archival records retention policy. It is understood that Receiving Party will continue to maintain such Confidential Information with the strictest confidence.

Confidentiality Agreement	2	Charles Schwab Investment Management, Inc.

6.     Equitable Relief. Each party agrees and acknowledges that any breach of this Agreement would cause the other party irreparable harm for which monetary damages would be inadequate. Accordingly, either party will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Agreement by the other party, as well as monetary damages.

7.     No Commitment. Nothing contained in this Agreement shall constitute a commitment by either party to the development or release of any future products and or programs, and, provided the provisions of this Agreement are strictly observed, nothing in this Agreement shall restrict a party in its efforts to improve its existing products and systems and/or to conceive and develop new products and systems. Additionally, this Agreement does not constitute or imply commitment by either party to favor or recommend any product or service of the other party.

8.     Term and Termination. Either party hereto may terminate this Confidentiality Agreement at any time by providing to the other party five (5) business days’ prior written notice of termination of this Agreement. Notwithstanding the foregoing, this Agreement will automatically (1) terminate three (3) years after the Effective Date of this Agreement if the parties do not enter into a Business Relationship or (2) terminate three (3) years after the Business Relationship is terminated.

9.     No Publicity. Neither party will announce or disclose the existence of this Agreement, or its contents, any discussions relating thereto, or the discussions of the business relationship being considered, to any third party without the prior written consent of the other party or except as may be required by law, in which case the party required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure.

10.  No Warranty. NO WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT. ANY INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED “AS IS,” AND WITHOUT ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE, EXCEPT THAT EACH PARTY WARRANTS THAT IT HAS THE RIGHT TO ENTER INTO THIS AGREEMENT AND EITHER IT IS THE OWNER OF, OR HAS THE RIGHT TO DISCLOSE, IT’S RESPECTIVE CONFIDENTIAL INFORMATION

11.  Securities Law Compliance. Company acknowledges that Schwab is a public company and that those with access to information provided under this Agreement may be deemed “insiders” under United States federal and state securities laws.

12.  Miscellaneous. This Agreement shall be governed by the laws of the State of New York applicable to agreements between residents of New York made and to be performed entirely within the State of New York. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and assigns. Any modifications to this Agreement must be in writing and signed by both parties. Except as necessary as the result of a sale, merger or other reorganization, neither this Agreement nor any rights or obligations under this Agreement may be assigned without prior written consent by the other party. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement. If any term or provision of this Agreement is declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.

Confidentiality Agreement	3	Charles Schwab Investment Management, Inc.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.:		J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Jonathan de St Paer	By:	/s/ Janet Kombel

Name: Jonathan de St Paer		Name: Janet Kombel

Title: President and COO		Title: Vice President

Phone: 415-667-7345		Phone: 212-622-5929

Address: 211 Main St San Francisco, CA 94105		Address: 277 Park Avenue, New York, NY 10017

Confidentiality Agreement	4	Charles Schwab Investment Management, Inc.